Exhibit (d)(12)(L)

John Hancock Asset Management a Division of Manulife Asset Management (US) LLC

Notice of Termination of Subadvisory Agreement as to the

Bond PS Series

Fundamental Value Trust

Each a series of John Hancock Variable Insurance Trust

Notice is hereby given pursuant to Section 9 of the Subadvisory Agreement (the “Agreement”) dated April 28, 2006, as amended, between John Hancock Investment Management Services, LLC and John Hancock Asset Management a Division of Manulife Asset Management (US) LLC that the Agreement as to the Bond PS Series and the Fundamental Value Trust is terminated effective as of the close of business on November 7, 2014. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after November 7, 2014.

Executed this 4th day of November, 2014.

John Hancock Investment Management Services, LLC

By:	/s/Leo M. Zerilli
Leo M. Zerilli
Senior Vice President and Chief Investment Officer

John Hancock Asset Management a Division of Manulife Asset Management (US) LLC hereby waives its right to 60 days notice of such termination as provided in Section 9 of the Agreement.

Executed this 4th day of November, 2014.

John Hancock Asset Management a Division of Manulife Asset Management (US) LLC

By:	/s/ Ken D’Amato
Ken D’Amato